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                                                                   EXHIBIT 23(A)


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Heritage Media Corporation:

We consent to incorporation by reference herein of our report dated February 25, 1994 relating to the consolidated balance sheets of Heritage Media Corporation and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of operations, stockholders' equity, and cash flows and related schedules for each of the years in the three-year period ended December 31, 1993, which report appears in the December 31, 1993 Annual Report on Form 10-K of Heritage Media Corporation, and to the reference to our Firm under the heading "Experts" in the prospectus.


                                   KPMG Peat Marwick


Dallas, Texas
March 8, 1994